Exhibit 99.1

Stock Yards Bancorp Names John L. Schutte to The Boards of Directors of the Company and Stock Yards Bank & Trust

LOUISVILLE, Ky.--(BUSINESS WIRE)--July 18, 2018--Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today announced that John L. Schutte has joined the Boards of Directors for both the Company and the Bank. The addition of Schutte, which expands both Boards to 13 directors, continues the Company's recent focus on board succession planning and promoting leadership continuity in view of mandatory retirements upcoming in 2019.

"We are pleased to announce the addition of John Schutte to our board," said David Heintzman, Chairman and Chief Executive Officer. "John has extensive experience in many aspects of business and commercial real estate and development, with much of his interest focused in the Louisville area. A true entrepreneur, John's skills, insight and strong reputation in the Louisville business community will be beneficial to the Board as we continue to develop long-term strategies to support additional growth and guide our company in providing maximum value for our stockholders."

Schutte currently serves as the Chief Executive Officer of GeriMed, Inc., a nationwide group purchasing organization specializing in long-term care pharmacy services for independent pharmacies that serve long-term care providers, such as nursing homes, assisted living facilities, and hospice, as well as prison populations. GeriMed also operates a Pharmacy Services Administration Organization (PSAO) for its customer base, which negotiates contracts with all of the national health plans and pharmacy benefit managers for its customer base and provides pharmacy reimbursement services. In February 2017, Schutte founded MainPointe Pharmaceuticals, a national company that markets and distributes pharmaceuticals as well as OTC products and supplements. He is involved in numerous real estate partnership developments in the Louisville area. He also previously served as Chairman of the Board of VistaPharm, for which he was the largest shareholder, until it was sold in December 2015. Schutte also serves on the boards of the National Community Pharmacists Association Foundation, the Senior Care Pharmacy Coalition, and SJ Kids Foundation.

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $3.2 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT. For more information about Stock Yards Bancorp, visit the Company's website at www.syb.com.

CONTACT:
Stock Yards Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President and
Chief Financial Officer